UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2015

PANACEA GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-30424	33-0680443
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

330 Highway #7 East, Suite #502, Richmond Hill Ontario, Canada	L4B3P8
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 450-6414

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On February 24, 2015, Panacea Global, Inc. (the “Company”) entered into an Option Agreement (the “Agreement”) with Panacea Pharma Inc. (“Pharma”), an Ontario-chartered entity. The Chief Executive Officer of Pharma is Mr. Reza Samimi, a member of the Company’s board of directors (the “Board”). Pharma holds seventy percent of the sublicense rights to provide services in the United States of America involving a human aspartyl beta-hydroxylase based diagnostic test for cancer in humans (the “US Rights”). Panacea Pharmaceuticals Inc., the Company’s largest shareholder and an entity controlled by Dr. Hossein A. Ghanbari, a member of the Company’s Board, owns thirty percent of both Pharma and the US Rights. Pursuant to the Agreement, the Company has an exclusive option, exercisable for nine months and extendable at the Company’s sole discretion for $1,000 per month that the Company wishes to extend the option, to purchase the majority (fifty one percent) of the US Rights for a price of $5.1 million. The Company would purchase the majority of the US Rights by becoming the owner of fifty one percent of Pharma’s total outstanding shares.

The foregoing description of the terms of the Agreement is qualified in its entirety by reference to the provisions of the Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits:  The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1	Option Agreement, dated February 24, 2015.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

PANACEA GLOBAL, INC.

Date: March 2, 2015	By:	/s/ Mahmood Moshiri
Mahmood Moshiri Chief Executive Officer

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